EXHIBIT (2)(K)(2)

                                ESCROW AGREEMENT

         THIS AGREEMENT is made as of June 30, 2005, by and among MEZZACAPPA PARTNERS, LLC, a Delaware limited liability company (the "Fund"), MEZZACAPPA INVESTORS, LLC, a Delaware limited liability company (the "Manager"), and PFPC Inc., a Massachusetts corporation ("Escrow Agent").

                                   WITNESSETH
         WHEREAS, the Fund has retained PFPC Inc. to provide certain administration, accounting and investor services pursuant to an Administration, Accounting and Investor Services Agreement dated as of June 30, 2005 (the "Administration Agreement"); and

         WHEREAS, the Fund desires that PFPC Inc. also provide services as escrow agent for the purpose of receiving payments from potential subscribing members in the Fund (the "Potential Investors") and PFPC Inc. wishes to provide such services.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

         1. ACCEPTANCE BY ESCROW AGENT. The Fund and the Manager hereby appoint the Escrow Agent as escrow agent hereunder on the terms and conditions hereinafter set forth. The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth.





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         2.       DEFINITIONS.
         (a) "Authorized Person" means (i) any officer of the Fund or Manager (or any person reasonably believed by the Escrow Agent to be such officer) and (ii) any other person duly authorized by the Fund or Manager to give instructions to the Escrow Agent (or any person reasonably believed by the Escrow Agent to be such a person so authorized).

         (b) "Written Instructions" means written instructions received by the Escrow Agent and signed by an Authorized Person. The instructions may be delivered by hand, mail or facsimile; except that any instruction terminating this Agreement may be given only by hand or mail.

         3.       RIGHTS AND RESPONSIBILITIES OF ESCROW AGENT.
         (a) The Escrow Agent shall act hereunder as a depositary only, and in its capacity as such, it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any asset deposited with it.

         (b) The Escrow Agent shall be entitled to rely upon and shall be without liability for and indemnified by the Fund with respect to any action or omission to act which the Escrow Agent takes pursuant to Written Instructions. Unless otherwise provided in this Agreement, the Escrow Agent shall act only upon Written Instructions. The Escrow Agent shall be entitled to assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the Fund's governing instrument or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Managers or members, unless and until the Escrow Agent receives Written Instructions to the contrary.


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         (c)      The Escrow Agent's liability under this Agreement shall be limited to damages arising out if its willful misfeasance, fraud, bad faith, gross negligence or reckless disregard of its duties under this Agreement.

         (d) Notwithstanding anything in this Agreement to the contrary, neither the Escrow Agent nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by the Escrow Agent or its affiliates.

         (e)      Notwithstanding anything in this Agreement to the contrary,
                  (i) the Escrow Agent shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) the Escrow Agent shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, and instruction, direction, notice, document, instrument or other information which the Escrow Agent reasonably believes to be genuine.



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         (f)      No party may assert a cause of action against the Escrow Agent or any of its affiliates that allegedly occurred more than twelve (12) months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

         (g) The Fund agrees to indemnify, defend and hold harmless the Escrow Agent and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys fees and expenses) arising directly or indirectly from any action or omission to act which the Escrow Agent takes in connection with the provision of services under this Agreement; provided, however, that neither the Escrow Agent, nor any of its affiliates, shall be indemnified pursuant to this sentence against any liability (or any expenses incident to such liability) arising out of the Escrow Agent's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement. In addition to and notwithstanding the provisions of the immediately preceding sentence, the Fund shall indemnify, defend and hold harmless the Escrow Agent and its affiliates against and in respect of any liability for taxes and any penalties or interest in respect of taxes attributable to the investment of funds held in escrow by the Escrow Agent pursuant to this Agreement. The foregoing indemnities shall survive the resignation of the Escrow Agent and the termination of this Agreement.




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         (h)      The Escrow Agent shall have no duties except those
                  specifically set forth in this Agreement.

         (i) The Escrow Agent shall have the right at any time it deems appropriate to seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

         (j) The Escrow Agent shall promptly notify the Manager of any discrepancy between the amounts set forth on any remittance advice received by the Escrow Agent and the sums delivered to it therewith.

         (k) The Fund and the Manager will provide such information and documentation as the Escrow Agent may reasonably request in connection with the services provided by the Escrow Agent under this Agreement.

         (l) Except as expressly provided in this Agreement, the Escrow Agent hereby disclaims all representations and warranties, express or implied, made to the Fund or the Manager or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or goods provided incidental to services provided under this Agreement. The Escrow Agent disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.



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         (m)      Notwithstanding anything in this Agreement to the contrary, neither the Fund nor the Manager shall adopt any policies which would affect materially the obligations or responsibilities of the Escrow Agent hereunder without the prior written approval of the Escrow Agent, which approval shall not be unreasonable withheld or delayed.

4. DEPOSIT OF ESCROW FUND. The Escrow Agent shall establish an account in the name of Mezzacappa Partners, LLC, Escrow Account for the Benefit of Investors (the "Subscription Account") and an account in the name of Mezzacappa Partners, LLC, Repurchase Account (the "Repurchase Account," and together with the Subscription Account, the "Accounts"). The Escrow Agent shall promptly deposit in the Subscription Account monies remitted by Potential Investors by wire transfer pursuant to instructions provided to them by the Fund. Balances on deposit in the Subscription Account will earn interest at prevailing market rates pursuant to arrangements approved by the Fund.

5. STATEMENTS. During the term of this Agreement, the Escrow Agent shall make available to the Fund (via a secure on-line website) daily information with respect to deposited and available funds. The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such information, except with respect to any such information as to which the Fund shall, within thirty (30) days after such information is made available, file written objections with the Escrow Agent.



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6.       DISTRIBUTIONS AND CLOSINGS. Upon Written Instructions, at each closing of each offering of interests in the Fund, the Escrow Agent will wire principal balances on deposit in the Subscription Account to the account designated by the Fund. Such Written Instructions must be sent to the Escrow Agent by 2:00 p.m. (eastern time) on the closing date with respect to each closing. In the event that a Potential Investor who has escrow funds in the Subscription Account is not admitted into the Fund, upon Written Instructions, the Escrow Agent shall promptly issue refunds by wire to the Potential Investor in the amount of the principal balance with accrued interest.

7. INTEREST. All interest earned on the escrow funds deposited in the Accounts hereunder shall be added to and held in the Accounts. With respect to each closing, pursuant to Written Instructions, within five
         (5) business days of the crediting of such interest the Escrow Agent shall issue interest payments by wire to the Fund along with a cover letter. The Escrow Agent will prepare and send notifications on Form 1099 for each calendar year.

8. REPURCHASES. The Fund from time to time may wire balances to the Repurchase Account in connection with periodic repurchases of interests by the Fund from its members. Upon Written Instructions, the Escrow Agent shall issue promptly repurchase payments from the Repurchase Account by wire to the members whose interests have been repurchased. Upon Written Instructions, the Escrow Agent will withhold specified amounts from the amounts to be distributed to the members whose interests have been repurchased. Any interest earned on amounts in the Repurchase Account will be credited to the accounts of the Fund.




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9.       PFPC SYSTEM. The Escrow Agent shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Escrow Agent in connection with the services provided by the Escrow Agent to the Fund.

10. TAX IDENTIFICATION NUMBER. All deposits to the Accounts shall be subject to the Escrow Agent's receipt of a valid tax identification number for the Fund, Manager or Potential Investor, as applicable.

11.      COMPENSATION.
         (a) The fee of the Escrow Agent for its services hereunder shall be paid by the Fund as may be mutually agreed to in writing by the Fund and Escrow Agent. Notwithstanding the foregoing, standard account transaction charges will be billed to the Fund as an out-of-pocket expense.

         (b) The undersigned hereby represents and warrants to Escrow Agent that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by Escrow Agent to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Manager of the Fund and that, if required by applicable law, such Manager has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.



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12.      AMENDMENT. This Agreement may not be amended or supplemented, and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

13.      TERMINATION.
         (a) The term of this Agreement is for an initial term beginning from the date of this Agreement and continuing through the close of business one (1) year thereafter (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement will automatically renew for successive terms of one
                  (1) year ("Renewal Terms"). Either Party may terminate this Agreement effective at the end of the Initial Term or any Renewal Term by providing written notice to the other party of its intent not to renew. Notice of termination must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successor service provider, if there are more than one), and all trailing expenses incurred by the Escrow Agent, will be borne by the Fund.



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         (b)      If a party hereto fails in any material respect to perform its duties and obligations hereunder (a "Defaulting Party"), or if a representation and warranty of a party hereof becomes untrue or inaccurate in any material respect, the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within sixty (60) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving sixty (60) days' written notice of such termination to the Defaulting Party. Termination of this Agreement by the Non-Defaulting Party shall not constitute a waiver of any other rights or remedies with respect to obligations of the parties prior to such termination or rights of the Escrow Agent to be reimbursed for all of its out-of-pocket expenses and its normal monthly fees or other obligations due it. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         (c) Upon occurrence of any of the following events, the party not subject to such event shall have the right to immediately terminate this Agreement upon written notice to the other party: (i) either party ceases doing (or gives notice of ceasing to do) business and its business is not continued by another corporation or entity who has agreed to assume its obligations, (ii) either party becomes insolvent or files for or becomes a party to any involuntary bankruptcy, receivership or similar proceeding, and such involuntary proceeding is not dismissed within forty-five (45) calendar days after filing, or (iii) either party makes an assignment for the benefit of creditors.



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         (d)      Upon the termination of this Agreement and upon the delivery of the balance of the Accounts to a successor escrow agent designated by Written Instructions or such other person as may be designated by Written Instructions, the Escrow Agent shall be released and discharged of any and all further obligations hereunder. If no successor escrow agent or other person has been designated pursuant to Written Instructions to receive the balance of the Accounts at the expiration of the 60-day period, the Escrow Agent shall have no further obligation hereunder except to hold the escrow funds as a depositary.

14. EXECUTION. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

15. MISCELLANEOUS. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be. The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning thereof. This Agreement shall be construed and enforced in accordance with the laws of Delaware without regard to principles of conflicts of law.




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16.      NOTICES. All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or facsimile or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

                  If to the Fund
                  Mezzacappa Partners, LLC
                  630 Fifth Ave
                  Suite 2600
                  New York, NY 10111
                  Attn: Chris Nagle

                  If to the Escrow Agent
                  PFPC Inc.
                  Attn: John Fulgoney
                  301 Bellevue Parkway
                  Wilmington, DE  19809

                  If to the Manager
                  Mezzacappa Investors, LLC
                  630 Fifth Ave
                  Suite 2600
                  New York, NY 10111
                  Attn: Chris Nagle

17. PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.




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18.      ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof.

19. CONFIDENTIALITY. Each party to this Agreement shall keep confidential the information relating to any other party to this Agreement which it obtains in connection with the provision of services under this Agreement; provided that (except as otherwise required by the Gramm-Leach-Bliley Financial Services Modernization Act of 1999) the following information shall not be subject to such confidentiality obligations: (a) information that is already known to the obtaining party at the time it is obtained; (b) information that is or becomes publicly known or available through no wrongful act of the obtaining party; (c) information that is rightfully received from a third party who, to the best of the obtaining party's knowledge, is not under a duty of confidentiality; (d) information that is released by the protected party to a third party without restriction; (e) information that is requested or required to be disclosed by the obtaining party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the obtaining party will provide the protected party written notice of the same, to the extent such notice is permitted); (f) information that is necessary for the Escrow Agent to disclose in connection with the provision of services under this Agreement; (g) information that is relevant to the defense of any claim or cause of action asserted against the obtaining party; and (h) information that has been or is independently developed or obtained by the obtaining party.



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20.      CUSTOMER IDENTIFICATION PROGRAM NOTICE. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Escrow Agent's affiliates are financial institutions, and the Escrow Agent may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. The Escrow Agent may also ask (and may have already asked) for additional identifying information, and he Escrow Agent may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.















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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MEZZACAPPA PARTNERS, LLC

By: /S/ CHRISTOPHER S. NAGLE
----------------------------
Name:  Christopher S. Nagle

Title:  Secretary/Treasurer



MEZZACAPPA INVESTORS, LLC

By: /S/ CHRISTOPHER S. NAGLE
----------------------------
Name:  Christopher S. Nagle

Title:  Member and CFO




PFPC INC.

By:  /S/ JEANNE GRANT
---------------------
Name:  Jeanne Grant

Title:  Vice President






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